Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the previously filed Registration Statement of the Company on Form F-10, as amended (File No. 333-213422) of POET Technologies Inc. on Form 20-F/A of our report dated April 17, 2017, with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014 appearing in the 20-F for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Hartford, Connecticut

March 9, 2018